Exhibit 23.1









                         Consent of Independent Auditors



The Board of Directors
Tofutti Brands Inc.:

We consent to the incorporation by reference in the Registration Statement (Nos. 33-72654 and 333-48605) on Form S-8 of Tofutti Brands Inc. of our report dated March 13, 1998, relating to the balance sheets of Tofutti Brands Inc. as of December 27, 1997 and December 28, 1996 and the related statements of operations and accumulated deficit, and cash flows for the fifty-two week periods then ended, which report appears in the December 27, 1997 annual report on Form 10-KSB of Tofutti Brands Inc.


/s/KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Short Hills, New Jersey
April 9, 1998